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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 033-61601-01


                  PRICING SUPPLEMENT, DATED JANUARY 22, 1997
                TO PROSPECTUS SUPPLEMENT DATED OCTOBER 6, 1995
                    TO PROSPECTUS DATED SEPTEMBER 27, 1995


                        BANPONCE FINANCIAL CORPORATION
                         MEDIUM-TERM NOTES, SERIES C
             DUE FROM NINE MONTHS TO 30 YEARS FROM DATE OF ISSUE
 Unconditionally Guaranteed as to Payment of Principal, Premium, if any, and
                                 Interest by
                             BANPONCE CORPORATION


PRINCIPAL AMOUNT .............................. $720,000.00

ORIGINAL ISSUE DATE............................ January 23, 1997

MATURITY DATE.................................. January 22, 1997

GLOBAL NOTE.................................... Yes

INITIAL INTEREST RATE.......................... 6.30%

INTEREST RATE BASIS............................ Fixed

INDEX MATURITY................................. N/A

SPREAD......................................... N/A

INTEREST RATE RESET PERIOD..................... N/A

INTEREST PAYMENT PERIOD........................ June 15, December 15, and at
                                                maturity

The proceeds from the issuance of the Note to which this Pricing Supplement relates will be used to financce BanPonce Financial Corporation subsidiaries.

                 CERTAIN ADDITIONAL FEDERAL TAX CONSEQUENCES

Recently proposed U.S. Treasury regulations (the "Proposed Regulations") would establish alternative methods for providing the certification that is required, as described in the Prospectus Supplement under the caption "United States Taxation--United States Alien Holders", for payment on the Notes to be free from United States withholding tax, information reporting requirements and backup withholding tax. The Proposed Regulations also would require, in the case of Notes held by foreign partnerships, that (x) the certification described above be provided by the partners rather than by the foreign partnership and (y) the partnership provide certain information, including a United States taxpayer identification number. A look-through rule would apply in the case of certain tiered partnerships. The Proposed Regulations are proposed to be effective for payments made after December 31, 1997. There can be no assurance that the Proposed Regulations will be adopted or as to the provisions that they will include if and when adopted in temporary or final form.